Exhibit 5.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") entered into as of this 9th day of March 2009, between Geenius, Inc., ("the Company") and KCM Strategic Media Group Inc. (the "Provider").

         WHEREAS, the Company desires to employ the Provider to assist the Company in its initial organization, and the Provider is willing to render such services, subject to the terms and conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Provider agree as follows:

           1.  Term of Affiliation.

             (a) Term. The Company hereby employs the Provider, and the Provider hereby accepts affiliation with the Company for a period commencing on March 1, 2009, the date of this Agreement and ending on December 31, 2009.

 2.  Duties.

             (a) The Provider will provide strategic consulting, planning and development services in preparation of plans and supporting documents for areas of marketing, branding, design, and business development.

             (b) Provider agrees to devote the necessary time to complete additional duties requested of the Provider.

3.  Compensation and Expenses.

             (a) For the services of the Provider to be rendered under this Agreement, the Company shall issue the Provider 1,400,000 shares of its Common Stock, $.005 par value.

4. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To the Company:	Geenius Inc, 4464 Long Lake Road Melbourne, FL 32934

To the Consultant:	KCM Strategic Media Group 7011 Ash Street Frisco, TX 75034

         IN WITNESS WHEREOF, the Company and the Provider have executed this Agreement as of the date and year first above written.

On behalf of the Company:

Tom Rudmik, President and Chief Executive Officer

                           Date

On behalf of the Provider:

Ed Kang, Managing Director KCM Strategic Media Group

                           Date